Calculation of Filing Fee Tables
S-8
Amcor plc
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Ordinary shares, par value $0.01 per share	Other	31,657,187	$ 9.19	$ 290,929,548.53	0.0001531	$ 44,541.31
Total Offering Amounts:						$ 290,929,548.53		$ 44,541.31
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 44,541.31
Offering Note
[1]	(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall also cover any additional ordinary shares, par value $0.01 per share, of Amcor plc ("Ordinary Shares") that become issuable under the Berry Global Group, Inc. 2015 Long-Term Incentive Plan by reason of any stock split, stock dividend or other similar transaction effected without the receipt of consideration which results in an increase in the number of Ordinary Shares. (2) Maximum aggregate offering price has been estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) of the Securities Act. The proposed maximum offering price per share is calculated on the basis of the average of the high and low prices of the Ordinary Shares as reported on the New York Stock Exchange on May 1, 2025, which date is within five business days prior to the filing of this Registration Statement.